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                                                                    Exhibit 23.1



                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-63638) of The Princeton Review, Inc. of our report dated August 24, 2001 relating to the balance sheets of Embark.com, Inc. at December 31, 2000 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the years then ended and our report dated April 7, 2000 relating to the balance sheets of Embark.com, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the years then ended, which appear in this Current Report on Form 8-K/A of The Princeton Review, Inc.



/s/ PricewaterhouseCoopers LLP
San Jose, California
November 6, 2001